Exhibit 99.1

News Release

For more information, contact: Teresa Paulsen MEDIA Vice President, Corporate Communication ConAgra Foods, Inc. tel: 402-240-5210

Chris Klinefelter ANALYSTS Vice President, Investor Relations ConAgra Foods, Inc. tel: 402-240-4154

www.conagrafoods.com

FOR IMMEDIATE RELEASE

CONAGRA FOODS FISCAL 2012 SECOND-QUARTER EPS STRONGER THAN PLANNED; REAFFIRMS FISCAL 2012 EXPECTATIONS

Second-quarter Fiscal 2012 Highlights (vs. year-ago amounts):

•	Diluted EPS from continuing operations of $0.41 as reported and $0.47 adjusted for items impacting comparability, down 9% as reported and up 4% on a comparable basis.

•

Commercial Foods’ sales grew 16%, reflecting pricing actions necessary to cover increased input costs as well as volume growth; operating profit increased 26%, primarily due to strong improvement for the Lamb Weston operations.

•	Consumer Foods’ sales increased 4%, reflecting 5% price/mix contribution and a 1% decrease in volume. Operating profit declined 8% as reported and declined 4% on a comparable basis.

•	The company acquired National Pretzel Company, as well as additional shares in Agro Tech Foods, Ltd., shortly after the end of the quarter.

•	The company recently announced an increase of $750 million to its share repurchase authorization.

•	The company continues to expect fiscal 2012 EPS to reflect a low- to mid-single-digit rate of growth (year-over-year), adjusted for items impacting comparability.

•	The company continues to expect operating cash flow in excess of $1.2 billion for the fiscal year.

OMAHA, Neb., Dec. 20, 2011 — ConAgra Foods, Inc., (NYSE: CAG) one of North America’s leading packaged food companies, today reported results for the fiscal 2012 second quarter ended Nov. 27, 2011. Diluted EPS from continuing operations was $0.41, including $0.06 per diluted share of net expense from items impacting comparability. Adjusting for those items, diluted EPS

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from continuing operations was $0.47. For the same period a year ago, diluted EPS from continuing operations as reported and adjusted for items impacting comparability was $0.45. Items impacting comparability in the second quarter of the current year and prior year are summarized toward the end of this release and reconciled for Regulation G purposes starting on page 9.

Gary Rodkin, ConAgra Foods’ chief executive officer, commented, “We are pleased with our progress in both operating segments. The quarter’s higher-than-planned comparable EPS reflects strong double-digit operating profit growth for our Commercial Foods segment, which has successfully overcome difficult operating conditions and implemented pricing. We are encouraged by our progress in fighting inflation in the Consumer Foods segment; volumes for that segment have performed largely as expected given ongoing price increases. The marketplace environment remains difficult due to continuing inflationary pressures and the impact of the current economy on consumers, so we are cautious about business conditions. Our team is managing through these circumstances well by focusing on net price realization, productivity, and appropriate brand support, and we are confident in our ability to deliver our overall EPS and cash flow expectations for the fiscal year.”

Consumer Foods Segment (63% of YTD sales)

Branded and non-branded food sold in retail and foodservice channels.

The Consumer Foods segment posted sales of $2,178 million for the fiscal second quarter, up 4% year-over-year due to price/mix contribution of 5% and a 1% volume decline.

•

Brands posting sales growth for the quarter include Banquet, Chef Boyardee, Hunt’s, Marie Callender’s, Orville Redenbacher’s, PAM, Peter Pan, Reddi-wip, Rosarita, Slim Jim, Snack Pack, Swiss Miss, Van Camp’s, Wesson, Wolf, and others.

•	More brand details can be found in the Q&A document accompanying this release.

Operating profit of $256 million was 8% below last year’s $279 million, as reported. Restructuring charges of $15 million in the current quarter and $5 million in the year-ago period are included in reported results; adjusting for these amounts, current quarter operating profit of $271 million was

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4% below the comparable $284 million in the year-ago period. In terms of operating profit impact, the combination of pricing and strong cost savings almost offset inflation of 10% this quarter; marketing investment was slightly higher, as planned.

The company is encouraged by its pricing progress to date, and remains cautious in its near-term outlook for this segment largely due to upwardly revised estimates for near-term inflation and the possibility of further volume impact given ongoing pricing initiatives. Largely reflecting the timing of inflation and marketing investments, the company expects this segment’s second-half operating profit growth to occur in the fiscal fourth quarter.

Commercial Foods Segment (37% of YTD sales)

Specialty potato, seasonings, blends, flavors, and milled grain products sold to foodservice and commercial channels worldwide.

Sales for the Commercial Foods segment were $1,226 million, 16% above year-ago amounts; the growth reflects the pass-through of higher wheat costs in the milling operations as well as price increases at Lamb Weston potato operations necessitated by high operating costs. The segment’s sales performance also reflects volume growth for the major product lines.

The segment’s operating profit increased 26% to $161 million, which was higher than planned. The segment’s most significant profit improvement came from the Lamb Weston operations, which benefited from pricing actions taken over the last few months to address input cost inflation; Lamb Weston also benefited from operating efficiencies and volume growth. Sweet potato products for the foodservice channel and Alexia branded products in the retail channel continue to demonstrate momentum, helping drive favorable mix. The milling operations also posted improved profitability due to favorable market conditions, efficiencies and mix.

As previously communicated, the company expects this segment to post improved year-over-year profitability in the second half of the year.

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Hedging Activities – This language primarily relates to operations other than the company’s milling operations.

The company recorded $27 million of net hedging loss as unallocated Corporate expense in the current quarter, and $9 million of net hedging gain as unallocated Corporate expense in the year-ago period. The company identifies these amounts as items impacting comparability. Those amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold (COGS).

Other Items

•

Corporate expense was $116 million for the quarter and $74 million in the year-ago period. Current-quarter amounts include $27 million of hedge losses, and year-ago amounts include $9 million of hedge gains. Excluding these amounts, Corporate expense was $89 million for the current quarter and $83 million in the year-ago period.

•	Equity method investment earnings were $12 million for the fiscal second quarter, up from $5 million a year ago. The increase reflects better performance for an international potato joint venture.

•

Net interest expense was $51 million in the current quarter, compared with $34 million in the year-ago period; interest income from the notes receivable held in connection with the divestiture of the Trading & Merchandising operations benefited year-ago amounts by $19 million. That note was repaid in December 2010.

•

The effective tax rate for continuing operations for the quarter was 33%. The company expects the effective tax rate for the full fiscal year 2012 to be approximately 34%, excluding items impacting comparability.

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Capital Items

•	Shortly after quarter-end, ConAgra Foods closed the following transactions:

•

ConAgra Foods purchased National Pretzel Company, a leading private label pretzel company, furthering ConAgra Foods’ product offerings in private label snacks. This fits with the company’s previously stated goal of expanding its private label platform. National Pretzel’s annual sales approach $200 million. ConAgra Foods paid a cash purchase price of approximately $300 million and will receive significant future cash tax benefits associated with how the transaction was structured. The company expects the EPS contribution from this acquisition to be in the range of $0.04 over the next twelve months, with the contribution increasing as that period progresses.

•

The company increased its stake in Agro Tech Foods, Limited, of India (ATFL) by purchasing approximately 3.7% of ATFL stock from a third party for approximately $10 million in cash. ATFL has demonstrated good sales and earnings growth over the past 5 years and furthers ConAgra Foods’ goal of expanding internationally. ConAgra Foods now holds a majority interest in, and will prospectively consolidate the financial statements of, this company. ConAgra Foods estimates that consolidating this entity will add approximately $150 million of sales over the next twelve months to the Consumer Foods segment. After the impact of incremental amortization and adjusting for minority interest, ConAgra Foods expects no substantial comparable near-term EPS impact resulting from consolidating this entity. ConAgra Foods expects to record a gain on the transaction, which will be treated as an item impacting comparability, in the fiscal 2012 third quarter.

•

During the quarter, the company repaid $343 million of current portion of long-term debt. As a guiding principle of the company’s capital allocation activities, ConAgra Foods is committed to an investment grade credit rating and a strong balance sheet.

•	Dividends for the current quarter totaled $95 million versus $88 million in the year-ago period; the increase reflects a higher dividend rate partially offset by fewer shares outstanding.

•

The company repurchased approximately 4 million shares of its common stock for approximately $95 million during the quarter. After quarter-end, the Board of Directors increased the share repurchase authorization by $750 million; shares are expected to be repurchased periodically over several years, depending on market conditions and other factors, through open market or privately negotiated transactions, and to be funded by cash generated through operations. After the increase, the total share repurchase authorization outstanding was approximately $780 million.

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•

For the current quarter, capital expenditures from continuing operations for property, plant, and equipment were $65 million, compared with $82 million in the year-ago period. Depreciation and amortization expense from continuing operations was approximately $95 million for the quarter; this compares with a total of $88 million in the year-ago period.

Fiscal 2012 Guidance Reaffirmed – Second-half Details

The company continues to expect fiscal 2012 full-year diluted EPS, adjusted for items impacting comparability, to grow at a low- to mid-single-digit rate over the comparable $1.75 earned last fiscal year. The fiscal year’s EPS expectations reflect the benefit of the strong performance in the fiscal second quarter and recent acquisitions, as well as upwardly revised inflation estimates and continued challenging business conditions in the second half of the year. The company currently estimates that inflation for the Consumer Foods segment will be in the range of 10% for the full fiscal year. Based on its assessment of the overall business climate as well as the nature of the quarterly year-over-year EPS comparisons, the company expects its fiscal 2012 second-half EPS growth to be concentrated in the fiscal fourth quarter.

Major Items Impacting Second-quarter Fiscal 2012 EPS Comparability

Included in the $0.41 diluted EPS from continuing operations for the second quarter of fiscal 2012 (EPS amounts rounded and after tax):

•

Approximately $0.04 per diluted share of net expense, or $27 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. This expense will later be reclassified to the operating segments when underlying hedged items are expensed in segment cost of goods sold.

•

Approximately $0.02 per diluted share of net expense, or $16 million (rounded) pretax, related to restructuring activities designed to improve efficiencies. $15 million (rounded) of these are in the Consumer Foods segment ($8 million in cost of goods sold (COGS), $8 million in selling, general, and administrative (SG&A) expense), and $1 million (rounded) are in the Commercial Foods segment (all SG&A).

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Included in the $0.45 diluted EPS from continuing operations for the second quarter of fiscal 2011 (EPS amounts rounded and after tax):

•

Approximately $0.01 per diluted share of net benefit, or $9 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. This will later be reclassified to the operating segments when underlying hedged items are expensed in segment cost of goods sold.

•	Approximately $0.01 per diluted share of expense, or $5 million pretax, related to restructuring plans; this expense is classified within the Consumer Foods segment ($4 million COGS, $1 million SG&A).

Discussion of Results

ConAgra Foods will host a conference call at 9:30 a.m. EST today to discuss the results. Following the company’s remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-888-438-5491 and 1-719-325-2314, respectively. No confirmation or pass code is needed. This conference call also can be accessed live on the Internet at http://investor.conagrafoods.com.

A rebroadcast of the conference call will be available after 1 p.m. EST today. To access the digital replay, a pass code number will be required. Domestic participants should dial 1-888-203-1112, and international participants should dial 1-719-457-0820 and enter pass code 5159037. A rebroadcast also will be available on the company’s website.

In addition, the company has posted a question-and-answer supplement relating to this release at http://investor.conagrafoods.com. To view recent company news, please visit http://media.conagrafoods.com.

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ConAgra Foods, Inc., (NYSE: CAG) is one of North America’s leading food companies, with brands in 97 percent of America’s households. Consumers find Banquet, Chef Boyardee, Egg Beaters, Healthy Choice, Hebrew National, Hunt’s, Marie Callender’s, Orville Redenbacher’s, PAM, Peter Pan, Reddi-wip, Slim Jim, Snack Pack and many other ConAgra Foods brands in grocery, convenience, mass merchandise and club stores. ConAgra Foods also has a strong business-to-business presence, supplying frozen potato and sweet potato products as well as other vegetable, spice and grain products to a variety of well-known restaurants, foodservice operators and commercial customers. For more information, please visit us at www.conagrafoods.com.

Note on Forward-looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility for updating these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things: availability and prices of raw materials; including any negative effects caused by inflation; the effectiveness of the company’s product pricing; future economic circumstances; industry conditions; the company’s ability to execute its operating and restructuring plans; the success of the company’s innovation, marketing, and cost-saving initiatives; the competitive environment and related market conditions; operating efficiencies; the ultimate impact of the company’s recalls; access to capital; actions of governments and regulatory factors affecting the company’s businesses, including the Patient Protection and Affordable Care Act, the amount and timing of repurchases of the company’s common stock, if any, and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.

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Regulation G Disclosure

Below is a reconciliation of Q2 FY12 and Q2 FY11 diluted earnings per share, Consumer Foods segment operating profit, and FY11 diluted earnings per share, adjusted for items impacting comparability. Amounts may be impacted by rounding.

Q2 FY12 & Q2 FY11 Diluted EPS from Continuing Operations - Reconciliation for Regulation G Purposes

	Q2 FY12	Q2 FY11	Year- over-year % change
Diluted EPS from continuing operations	$0.41	$0.45	-9%
Items impacting comparability:
Net expense (benefit) related to unallocated mark-to-market impact of derivatives	0.04	(0.01)
Expense related to restructuring charges	0.02	0.01

Diluted EPS adjusted for items impacting comparability	$0.47	$0.45	4%

Consumer Foods Segment Operating Profit Reconciliation

(Dollars in millions)	Q2 FY12	Q2 FY11	Year- over-year % change
Consumer Foods Segment Operating Profit	$256	$279	-8%
Expense related to restructuring charges	15	5

Consumer Foods Segment Adjusted Operating Profit	$271	$284	-4%

FY11 EPS - Reconciliation for Regulation G Purposes

Total FY11
Diluted EPS from continuing operations	$1.90
Items impacting comparability:
Expense related to restructuring charges	0.08
(Benefit) related to unallocated mark-to-market impact of derivatives	(0.05)
(Benefit) related to receipt of insurance proceeds from Garner, N.C., accident	(0.15)
(Benefit) of gain on early repayment of Trading & Merchandising divestiture-related PIK note	(0.04)
Rounding	0.01

Diluted EPS adjusted for items impacting comparability	$1.75

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ConAgra Foods, Inc.

Segment Operating Results

(in millions)

(unaudited)

	SECOND QUARTER
	13 Weeks Ended	13 Weeks Ended
	November 27, 2011	November 28, 2010	Percent Change
SALES
Consumer Foods	$2,178.2	$2,091.4	4.2%
Commercial Foods	1,225.7	1,056.1	16.1%

Total	3,403.9	3,147.5	8.1%

OPERATING PROFIT
Consumer Foods	$256.3	$278.5	(8.0)%
Commercial Foods	160.8	127.4	26.2%

Total operating profit for segments	417.1	405.9	2.8%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(115.6)	(74.2)	55.8%
Interest expense, net	(50.6)	(33.7)	50.1%

Income from continuing operations before income taxes and equity method investment earnings	$250.9	$298.0	(15.8)%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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ConAgra Foods, Inc.

Segment Operating Results

(in millions)

(unaudited)

	SECOND QUARTER
	26 Weeks Ended	26 Weeks Ended
	November 27, 2011	November 28, 2010	Percent Change
SALES
Consumer Foods	$4,069.9	$3,902.9	4.3%
Commercial Foods	2,406.0	2,048.9	17.4%

Total	6,475.9	5,951.8	8.8%

OPERATING PROFIT
Consumer Foods	$452.5	$486.2	(6.9)%
Commercial Foods	258.3	240.5	7.4%

Total operating profit for segments	710.8	726.7	(2.2)%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(233.5)	(153.7)	51.9%
Interest expense, net	(103.5)	(71.0)	45.8%

Income from continuing operations before income taxes and equity method investment earnings	$373.8	$502.0	(25.5)%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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ConAgra Foods, Inc.

Consolidated Statements of Earnings

(in millions, except per share amounts)

(unaudited)

	SECOND QUARTER
	13 Weeks Ended	13 Weeks Ended
	November 27, 2011	November 28, 2010	Percent Change
Net sales	$3,403.9	$3,147.5	8.1%
Costs and expenses:
Cost of goods sold	2,646.6	2,387.5	10.9%
Selling, general and administrative expenses	455.8	428.3	6.4%
Interest expense, net	50.6	33.7	50.1%

Income from continuing operations before income taxes and equity method investment earnings	250.9	298.0	(15.8)%
Income tax expense	87.7	101.4	(13.5)%
Equity method investment earnings	11.5	4.6	150.0%

Income from continuing operations	174.7	201.2	(13.2)%

Income from discontinued operations, net of tax	—	0.6	(100.0)%

Net income	$174.7	$201.8	(13.4)%

Less: Net income attributable to noncontrolling interests	2.9	0.9	222.2%

Net income attributable to ConAgra Foods, Inc.	$171.8	$200.9	(14.5)%

Earnings per share – basic

Income from continuing operations	$0.41	$0.46	(10.9)%
Income from discontinued operations	—	—	—%

Net income attributable to ConAgra Foods, Inc.	$0.41	$0.46	(10.9)%

Weighted average shares outstanding	413.6	437.8	(5.5)%

Earnings per share – diluted

Income from continuing operations	$0.41	$0.45	(8.9)%
Income from discontinued operations	—	—	—%

Net income attributable to ConAgra Foods, Inc.	$0.41	$0.45	(8.9)%

Weighted average share and share equivalents outstanding	418.6	441.6	(5.2)%

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ConAgra Foods, Inc.

Consolidated Statements of Earnings

(in millions, except per share amounts)

(unaudited)

	SECOND QUARTER
	26 Weeks Ended	26 Weeks Ended
	November 27, 2011	November 28, 2010	Percent Change
Net sales	$6,475.9	$5,951.8	8.8%
Costs and expenses:
Cost of goods sold	5,119.9	4,540.5	12.8%
Selling, general and administrative expenses	878.7	838.3	4.8%
Interest expense, net	103.5	71.0	45.8%

Income from continuing operations before income taxes and equity method investment earnings	373.8	502.0	(25.5)%
Income tax expense	131.3	168.3	(22.0)%
Equity method investment earnings	17.7	10.8	63.9%

Income from continuing operations	260.2	344.5	(24.5)%

Income from discontinued operations, net of tax	0.1	3.6	(97.2)%

Net income	$260.3	$348.1	(25.2)%

Less: Net income attributable to noncontrolling interests	3.2	0.8	300.0%

Net income attributable to ConAgra Foods, Inc.	$257.1	$347.3	(26.0)%

Earnings per share – basic

Income from continuing operations	$0.62	$0.78	(20.5)%
Income from discontinued operations	—	—	—%

Net income attributable to ConAgra Foods, Inc.	$0.62	$0.78	(20.5)%

Weighted average shares outstanding	413.0	439.7	(6.1)%

Earnings per share – diluted

Income from continuing operations	$0.61	$0.77	(20.8)%
Income from discontinued operations	—	0.01	(100.0)%

Net income attributable to ConAgra Foods, Inc.	$0.61	$0.78	(21.8)%

Weighted average share and share equivalents outstanding	418.4	443.8	(5.7)%

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ConAgra Foods, Inc.

Consolidated Balance Sheets

(in millions)

(unaudited)

	November 27, 2011	May 29, 2011
ASSETS
Current assets
Cash and cash equivalents	$706.5	$972.4
Receivables, less allowance for doubtful accounts of $9.2 and $7.8	972.0	849.4
Inventories	2,032.0	1,803.4
Prepaid expenses and other current assets	297.3	274.1

Total current assets	4,007.8	3,899.3

Property, plant and equipment, net	2,603.5	2,670.1
Goodwill	3,602.5	3,609.4
Brands, trademarks and other intangibles, net	984.7	936.3
Other assets	279.9	293.6

	$11,478.4	$11,408.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current installments of long-term debt	$48.3	$363.5
Accounts payable	1,404.9	1,083.7
Accrued payroll	135.4	124.1
Other accrued liabilities	754.5	554.3

Total current liabilities	2,343.1	2,125.6

Senior long-term debt, excluding current installments	2,650.0	2,674.4
Subordinated debt	195.9	195.9
Other noncurrent liabilities	1,601.7	1,704.3

Total stockholders’ equity	4,687.7	4,708.5

	$11,478.4	$11,408.7

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ConAgra Foods, Inc.

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Twenty-six weeks ended
	Nov. 27, 2011	Nov. 28, 2010
Cash flows from operating activities:
Net income	$260.3	$348.1
Income from discontinued operations	0.1	3.6

Income from continuing operations	260.2	344.5
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	186.5	174.2
Asset impairment charges	7.4	0.4
Insurance recoveries recognized related to Garner accident	—	(1.8)
Advances from insurance carriers related to Garner accident	—	10.9
Distributions from affiliates less than current earnings	(11.2)	(2.7)
Proceeds from settlement of interest rate swaps	—	31.5
Contributions to pension plans	(71.5)	(112.0)
Share-based payments expense	24.4	22.7
Non-cash interest income on payment-in-kind notes	—	(37.3)
Other items	15.3	58.8
Change in operating assets and liabilities before effects of business acquisitions and dispositions:
Accounts receivable	(115.1)	(48.0)
Inventory	(228.9)	(353.2)
Prepaid expenses and other current assets	(23.2)	59.1
Accounts payable	347.4	207.5
Accrued payroll	11.3	(139.7)
Other accrued liabilities	84.9	99.3

Net cash flows from operating activities – continuing operations	487.5	314.2
Net cash flows from operating activities – discontinued operations	2.4	4.9

Net cash flows from operating activities	489.9	319.1

Cash flows from investing activities:
Additions to property, plant and equipment	(160.5)	(211.0)
Sale of property, plant and equipment	5.7	13.1
Advances from insurance carriers related to Garner accident	—	1.5
Purchase of businesses and intangible assets	(57.5)	(136.0)

Net cash flows from investing activities – continuing operations	(212.3)	(332.4)
Net cash flows from investing activities – discontinued operations	—	245.5

Net cash flows from investing activities	(212.3)	(86.9)

Cash flows from financing activities:
Repayment of long-term debt	(348.1)	(289.3)
Repurchase of ConAgra Foods common shares	(84.0)	(200.0)
Cash dividends paid	(189.7)	(176.4)
Exercise of stock options and issuance of other stock awards	88.8	21.6
Other items	—	(0.2)

Net cash flows from financing activities – continuing operations	(533.0)	(644.3)
Net cash flows from financing activities – discontinued operations	—	(0.1)

Net cash flows from financing activities	(533.0)	(644.4)

Effect of exchange rate changes on cash and cash equivalents	(10.5)	4.2
Net change in cash and cash equivalents	(265.9)	(408.0)
Cash and cash equivalents at beginning of period	972.4	953.2

Cash and cash equivalents at end of period	$706.5	$545.2

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